Exhibit 10.1

Execution Version

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS

This Confidential Separation Agreement and General Release and Waiver of Claims (“Agreement”) is between SWBG Orlando Corporate Operations Group, LLC, a Florida limited liability company with its principal offices at 9205 South Park Center Loop, Orlando, Florida, 32819 (“SeaWorld”), and Daniel B. Brown (“Employee”).

IN CONSIDERATION of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, SeaWorld and Employee hereby agree as follows:

Resignation as an Officer, Transition Period, and Termination of Employment

1.

Effective April 1, 2016, Employee voluntarily resigns from his position as Chief Parks Operations Officer of SeaWorld Entertainment, Inc., a Delaware corporation (the “Parent”), and all of the Parent’s subsidiaries (including SeaWorld).

2.

Notwithstanding Paragraph 1 above, during the period from April 1, 2016 through May 31, 2016 (the “Transition Period”), Employee shall continue to serve as an employee of SeaWorld.  During the Transition Period, Employee shall devote his best efforts, energies, and skill to perform duties and responsibilities (including the transition of his duties) as requested by the Chief Executive Officer and/or his designee, and shall continue to comply with all SeaWorld’s policies and procedures.  Any and all obligations of SeaWorld with respect to the Transition Period are subject to and conditioned upon Employee remaining in good standing through the Separation Date (as defined below).

3.

Employee and SeaWorld mutually agree that Employee’s last day of employment with SeaWorld shall be May 31, 2016 (“Separation Date”).  On the first regularly scheduled payroll period following the Separation Date, Employee will be provided with Employee’s final paycheck, which will include payment for all wages earned and due and payment for any unused accrued vacation days as of the Separation Date (which for the avoidance of doubt is 20 days), less applicable taxes and withholdings.  As of the Separation Date, Employee shall cease to be eligible for any and all SeaWorld benefit programs and policies, except as specifically set forth in this Agreement or otherwise required by law.  Notwithstanding the foregoing, Employee shall be eligible to continue his health insurance benefits in accordance with COBRA at his own expense, provided that Employee timely elects COBRA coverage.  A separate notice will be sent to Employee regarding COBRA rights.

Severance Benefits and Other Consideration

4.

In consideration of Employee’s execution of this Agreement and the Release of Claims (as defined in Paragraph 10), each of which contains a general release of any and all known and unknown claims, SeaWorld agrees to pay Employee severance benefits as set forth in the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan (the “Plan”) (incorporated by reference herein), unless otherwise provided herein.  Such benefits include the following:

a.

Severance Pay.  Severance pay consisting of a lump sum payment equal to 12 months of Employee’s normal base salary at the time of separation, which for the avoidance of doubt is $346,000.00 per year, less applicable taxes and withholdings.

b.

Targeted Annual Cash Bonus Opportunity.  A lump sum payment equal to Employee’s targeted annual cash bonus opportunity for the 2015 plan year, which for the avoidance of doubt is $173,000.00, less applicable taxes and withholdings.

c.	One-Time Bonus/Payment to Offset COBRA. In lieu of “benefit continuation” as set forth in Section 3.3.2 of the Plan, SeaWorld will provide Employee with a lump sum payment in the amount of $20,000.00, less applicable taxes and withholdings, to be used by Employee to pay COBRA premiums for continuation coverage, to purchase ACA marketplace plan coverage, or for any other purpose Employee deems appropriate.

The payments described in Paragraphs 4(a) through 4(c) above will made on the first regularly scheduled payroll period following the expiration of the revocation period applicable to the Release of Claims set forth in Paragraph 21 of this Agreement.  If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code (“Code Section 409A”).

5.

In addition, subject to the terms and conditions set forth in the “Amendment to Restricted Stock Grant and Acknowledgement and Restricted Stock Award Agreement,” by and between the Parent and Employee (the “Amendment”) (incorporated by reference herein), and provided that the parties thereto have duly executed a counterpart of the Amendment, SeaWorld and Employee agree that, upon termination, Employee shall not forfeit unvested performance-vesting shares issued to Employee under the “Equity Agreements” (as defined in the Amendment), and that such shares shall become vested and non-forfeitable (if at all) upon expiration of the applicable Additional Vesting Period (as defined in the Amendment) if the vesting conditions set forth in the Amendment and have been satisfied and if Employee has not engaged in a “Restrictive Covenant Violation” during the “Additional Vesting Period” (as those terms are defined in the Amendment).  The Amendment also provides that, notwithstanding Section 1(c) and Schedule A of the Grant Acknowledgment (as those terms are defined by the Amendment), to the extent the 2.25x Performance Vesting Date and/or the 2.75 Performance Vesting Date occurs prior to Employee’s Separation Date (as those terms are defined by the Amendment), the 2.25x Performance Restricted Shares and the 2.75x Performance Restricted Shares, as applicable, shall nonetheless be subject to the terms of, and remain unvested during, the Additional Vesting Period (as those terms are defined by the Amendment).  The Amendment further provides that, notwithstanding Sections 2(b) and 2(c) of the Award Agreement (as defined by the Amendment), SeaWorld and Employee agree that, to the extent the “2.25x Exit-Vesting Date” and/or the “2.75 Exit-Vesting Date” occurs prior to the Separation Date, the “2.25x Exit-Vesting Restricted Shares” and the “2.75x Exit-Vesting Restricted Shares, as applicable, shall nonetheless be subject to the terms of, and remain unvested during, the “Additional Vesting Period” (as those terms are defined in the Amendment).

No Other Pay or Benefits

6.

Employee acknowledges and agrees that the consideration set forth in Paragraphs 4 and 5, including any subparts thereof, is not required under SeaWorld’s normal policies and procedures and is provided solely in connection with this Agreement.  Employee further acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts due and owing to Employee as a result of Employee’s employment with SeaWorld and the termination thereof, and that Employee shall be entitled to no other wages, salary, vacation pay, bonuses, incentive awards, equity awards, stock options, commissions, benefits, or any other compensation of any kind, except as required by law.  The monies and benefits payable to Employee under this Agreement shall be in lieu of any monies or benefits otherwise provided under any severance plan or policy of SeaWorld.  To avoid any doubt, Employee acknowledges that he waives any right to and shall forfeit any performance-based and time-vested restricted stock shares or units, and any other equity awards, issued in 2015 that are unvested on the Separation Date without consideration.  Employee further acknowledges and agrees that Employee would not receive all of the payments and benefits specified in this Agreement except for Employee’s execution of this Agreement and the Release of Claims and Employee’s fulfillment of its terms, including, but not limited to, Employee’s agreement to release and permanently waive claims of any kind against the Releasees (as defined in Paragraph 7 below).

General Release and Waiver of Claims

7.

Except for the obligations of SeaWorld as stated in this Agreement, Employee, of his own free will, voluntarily waives, releases and forever discharges SeaWorld, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns

(collectively, the “Releasees”) from all actions, lawsuits, proceedings, causes of action, claims, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which Employee, his heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as “Employee”) may have from all time in the past to the effective date of this Agreement, including, but not limited to, all matters or claims relating to or arising out of Employee’s employment with SeaWorld or the termination of Employee’s employment with SeaWorld, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Florida Civil Rights Act, Florida’s private sector and public sector Whistle-Blower Act, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees.

The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.  Employee acknowledges there might have been claims about which Employee did not know and Employee further expressly waives and assumes the risk of any and all claims for damages which may exist as of the effective date of this Agreement but which Employee does not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of Employee or any other person, and which, if known, would materially affect Employee’s decision to enter into this Agreement.  Even knowing that, Employee is signing this Agreement.

8.

Notwithstanding the breadth of the general release and waiver contained in Paragraph 7, excluded therefrom are any claims or rights which Employee cannot waive by law, including but not limited to: any vested rights and benefits under any pension or welfare benefit plans; any claims arising from the breach of this Agreement; any claims to continued participation in certain of SeaWorld’s group benefit plans pursuant to the terms and conditions of COBRA; or any claims for indemnification under any indemnification agreement, company bylaws, or any other applicable law.

9.

Nothing in this Agreement is intended to or shall limit, restrict, or interfere with Employee’s right to challenge the validity of Employee’s waiver of claims under the Age Discrimination in Employment Act, as amended.  Furthermore, nothing in this Agreement is intended to or shall limit, restrict, or interfere with Employee’s right under federal, state and local laws to file an administrative charge or to participate in any governmental investigation.  Notwithstanding, Employee understands and agrees to waive Employee’s right to any monetary recovery or other individual relief in connection with any administrative proceeding brought against any of the Releasees, regardless of who filed or initiated it.

10.

In addition, Employee agrees to execute, on the Separation Date (but subject to Section 20), a separate general release and waiver of claims (the “Release of Claims”) in the form attached as Exhibit A hereto.

Restrictive Covenants

11.

Employee acknowledges that, because of the highly competitive nature of the industry in which SeaWorld is engaged, it is essential to SeaWorld to safeguard and maintain the confidentiality of its trade secrets and other confidential information and to restrict Employee’s post-separation competition with SeaWorld.  Employee acknowledges that the nature of Employee’s position with SeaWorld necessarily resulted in Employee having access to such trade secrets and other confidential information acquired and developed, and to be acquired and developed, by SeaWorld at substantial cost.  Employee also acknowledges that Employee’s knowledge and use of SeaWorld’s trade secrets and other confidential information to compete against SeaWorld in an unrestricted manner would be unfair and extremely detrimental to SeaWorld.  Employee further acknowledges that it is highly likely the disclosure of SeaWorld’s trade secrets and confidential information, whether intentional or inadvertent, will occur if Employee becomes employed by a competitor of SeaWorld. Accordingly, in recognition of these facts, Employee agrees as follows:

a.

Non-Competition.For the period of one (1) year following the Separation Date, Employee shall not, anywhere in the United States, directly or indirectly, enter the employ of, render any services to, or engage in any activity or business with, for or on behalf of Walt Disney Parks and Resorts, Universal Studios, Six Flags, Inc., Cedar Fair Entertainment Company, Merlin Entertainments Group Ltd., or Herschend Family Entertainment, and each of their respective affiliates, except where such employment or services do not relate in any manner to the entertainment or theme park business.  These prohibitions apply regardless of whether Employee engages in such action(s) alone, as a member of a partnership or association, as an officer, director, employee, consultant or representative of or to any corporation, industry trade association, or other business entity, or as an investor in, or beneficial owner of 1% or more of any security of any class of any corporation or 1% or more of any equity interest of any unincorporated enterprise.

b.

Non-Solicitation.For a period of two (2) years following the Separation Date, Employee shall not, either directly or indirectly, solicit or attempt to solicit any employee of SeaWorld to work for Employee or with Employee at any company with which Employee may become employed, or encourage any employee to leave SeaWorld’s employ for any reason.

c.

Confidentiality and Intellectual Property.Employee will not at any time retain or use for the benefit, purposes or account of Employee or any other person, corporation or entity disclose, divulge, reveal, communicate, share, transfer or provide access to any non-public, proprietary or confidential information belonging to SeaWorld that is not a matter of common knowledge or otherwise generally available to the public (so long as such information was not made available through fault of Employee or by wrongdoing of any other individual), including without limitation trade secrets, research and development, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, safety, zoological and/or animal training or care practices, protocols, policies or procedures.  Employee further acknowledges and agrees that Employee remains subject to the “Employee Agreement as to Intellectual Property and Confidentiality,” which Employee previously signed and is incorporated into this Agreement by this reference.

d.

Confidentiality of Agreement.  Employee agrees not to disclose, directly or indirectly, the existence of this Agreement or any information regarding the substance of this Agreement to any person other than Employee’s spouse, attorney, or financial or tax advisor, except (i) to the extent such disclosure may be required for accounting or tax reporting purposes, (ii) as expressly provided in this Agreement, or (iii) as required by law.  Additionally, Employee may disclose to any prospective future employer the restrictive covenants contained in this Agreement.

e.

Non-Disparagement.Employee shall not at any time make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including, without limitation, any statements or comments, whether in person, radio, television, film, social media or otherwise, (i) that are likely to be harmful to the business or business reputation SeaWorld, or (ii) on behalf of or in association with any trade, industry, activist or other advocacy group that has, at any time, made adverse or critical statements in relation to) SeaWorld.  Likewise, SeaWorld shall not, and shall instruct its officers and directors to not, at any time make any public statements or public release which is intended to be (or having the effect of being) of defamatory or disparaging nature regarding Employee’s reputation in the business community (it being understood that comments made by SeaWorld in the good faith and in ordinary course of business shall not be deemed disparaging or defamatory for purposes of this Paragraph).  This non-disparagement provision is neither intended to nor shall limit, restrict, or interfere with Employee's right to communicate with any government agency charged with enforcement of any law, regardless of who initiated the communication, or to provide truthful testimony in any legal proceeding.

12.

Employee acknowledges and agrees that the restrictive covenants set forth in Paragraph 11, including subsections (a) through (e), are reasonable with respect to time, geographic territory, and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of SeaWorld.

13.

Employee acknowledges and agrees that SeaWorld’s remedies at law for a breach or threatened breach of any of the restrictions set forth in Paragraph 11, including subsections (a) through (e), would be inadequate and SeaWorld would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and in addition to Employee’s repayment of all monies and benefits paid to Employee hereunder, including those identified in Paragraphs 4 and 5 (including any subparts thereof), SeaWorld, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Any action by SeaWorld for equitable relief shall be brought exclusively in the courts of the State of Florida, and Employee waives any pleas of jurisdiction or venue as not being a resident of the State of Florida and irrevocably agrees to submit to the jurisdiction and venue of the courts of the State of Florida for any such action or proceeding brought with respect to or in connection with this Agreement.

14.

Employee agrees that if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in Paragraph 11, including subsections (a) through (e), is an unenforceable restriction against Employee, any such provision(s) shall not be rendered void but shall be deemed amended to apply as to the maximum extent as a court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in Paragraph 11 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

15.

If Employee violates any restriction contained in Paragraph 11, including subsections (a) through (e), Employee agrees that the term of the restriction shall be extended by the length of time during which Employee is in breach.

16.

Employee understands and acknowledges that nothing contained in this Agreement, including the restrictions contained in Paragraph 11 (and its subparts), is intended to or should in fact prevent Employee from (a) reporting possible violations of federal or state law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, the Equal Employment Opportunity Commission, or the National Labor Relations Board, or (b) making other disclosures that are protected under state or federal whistleblower laws or regulations.

17.

The restrictive covenants contained in this Agreement, including those set forth in Paragraph 11, shall be in addition to, and not in lieu of, any other similar restrictive covenants contained in any other agreement between Employee and SeaWorld.

Return of Company Property

18.

Promptly after the Separation Date, Employee agrees to return to SeaWorld all hard copy and electronic documents (and all copies thereof) and other property belonging to SeaWorld that Employee has in Employee’s possession, including, but not limited to, files, notes, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, PDAs, pagers, telephones, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of SeaWorld (and all reproductions thereof in whole or in part).  If Employees discovers after the Separation Date that Employee has retained any proprietary or confidential information (including, but not limited to, proprietary or confidential information contained in any electronic documents or e-mail systems in Employee’s possession or control), Employee agrees immediately upon discovery to contact

SeaWorld’s Chief Human Resources Officer so that SeaWorld may arrange to remove, recover, and/or collect such information.

Cooperation

19.

Employee will fully cooperate with any request made by SeaWorld relating to or arising out of any of the matters that Employee worked on, learned of or became familiar with during Employee’s employment with SeaWorld, including, but not limited to, litigation matters.  If Employee incurs any expense as the result of Employee’s cooperation with any such request, reasonable expenses will be reimbursed to Employee by SeaWorld.

Acknowledgement of Rights under the Older Workers’ Benefit Protection Act

20.

Because Employee is 40 years of age or older, and because Employee is waiving in this Agreement (and in the Release of Claims) claims for age discrimination, then, pursuant to the provisions of the Older Workers Benefit Protection Act, Employee expressly acknowledges that Employee has read the entire Agreement and specifically acknowledges the following: (a) the language of this Agreement and the Release of Claims, and any questions Employee may have had during review of the Agreement and the Release of Claims were explained to Employee’s satisfaction and understanding; (b) the waiver and release contained in this Agreement and the Release of Claims specifically includes a waiver of all rights and claims Employee has or may have under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq., and any other federal, state, or municipal law or regulation relating to age discrimination; (c) Employee is not waiving any rights or claims that may arise after the date this Agreement or the date the Release of Claims is executed;  (d) the terms of this Agreement (including the Release of Claims) provide consideration to which Employee would not otherwise be entitled; (e) Employee has been advised and is again advised herein to consult with an attorney and/or other professional of his own choosing and has consulted with or had the opportunity to consult with legal counsel and other persons of his own choosing regarding this matter prior to the execution of this Agreement and the Release of Claims; and (f) Employee has a reasonable time period up to 21 days from receipt of this document to seek the advice and counsel of any professional of his choosing prior to accepting the terms of and signing this Agreement and the Release of Claims.  Employee may accept and sign this Agreement and the Release of Claims before expiration of the 21-day time period, but he is not required to do so by SeaWorld.

Revocation Period

21.

After signing this Agreement and after signing the Release of Claims, in each case, Employee may revoke his acceptance within seven (7) days.  Any revocation must be in writing, delivered to:  SeaWorld Parks & Entertainment, Attention:  Human Resources, 9205 South Park Center Loop, Suite 400, Orlando, FL  32819, and must be post-marked within seven (7) days of the date Employee signs this Agreement or the date Employee signs the Release of Claims, as applicable.  This Agreement and the Release of Claims will not become effective or enforceable until the expiration of the applicable seven (7) day revocation period.  Employee understands that SeaWorld has no obligation to make any payment hereunder until both this Agreement and the Release of Claims become effective in accordance with this provision.

Disputes and Arbitration

22.

In consideration of the monies and other good and valuable consideration provided for in this Agreement, Employee represents and warrants that all the terms of this Agreement shall be complied with.  Should Employee breach or act in noncompliance with or in default of any obligation under this Agreement, all monies to be paid hereunder shall be returned to SeaWorld as liquidated damages along with all costs, including attorneys’ fees incurred by SeaWorld in recovering such monies and in enforcing this Agreement, with SeaWorld maintaining all rights, remedies and/or causes of action otherwise available at law or in equity.  The parties hereto acknowledge that any breach of this Agreement shall entitle the non-breaching party not only to damages, but to injunctive relief to enjoin the actions of the breaching party, as well as attorneys’ fees and costs.

23.

Subject to SeaWorld’s right to seek equitable relief for any violations of the restrictive covenants contained in Paragraph 11, any dispute or controversy arising under or in connection with this Agreement or Employee’s employment with SeaWorld shall be settled exclusively through SeaWorld’s Dispute Resolution Program, which includes final and binding arbitration of covered claims.

Taxes and IRS Section 409A Compliance

24.

Employee acknowledges that SeaWorld has made no representations as to the taxability or exemption from taxation of any monies or benefits payable or provided to Employee under this Agreement under this Agreement.  Employee shall be solely responsible for the payment of any taxes and penalties that may be assessed by any taxing authority.  Employee further agrees to indemnify and hold SeaWorld harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the consideration paid to Employee under this Agreement.  Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Code Section 409A, to the extent applicable, and shall be interpreted to avoid any taxes or penalties under Code Section 409A.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A.  If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or penalties under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or penalties will not be imposed.

Severability

25.

If any arbitrator or court determines that any provision of this Agreement is unenforceable because of the duration or scope of such provision, such provision shall not be rendered void and such arbitrator or court shall have the power to amend the scope or duration of such provision, as the case may be, and, in its amended form, such provision shall remain in full force and effect.  In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is agreed that all remaining provisions or terms of the Agreement shall remain in full force and effect.  However, if any portion of the general release contained in this Agreement is ruled to be unenforceable as a result of such challenge, Employee agrees that SeaWorld and/or any of the Releasees will be entitled to a set-off against any subsequent judgment or award made to Employee in the amount of all benefits paid to Employee by SeaWorld under this Agreement.

Non-Admission

26.

This Agreement does not constitute an admission by Sea World of any violation of any law or statute, and the parties agree that neither this Agreement nor the furnishing of consideration shall be deemed or construed for any purposes as evidence or an admission of liability or wrongful conduct of any kind.

Other Terms and Conditions

27.

This Agreement shall be governed by and construed according to the law of the State of Florida. This Agreement (including the Release of Claims) constitutes the entire understanding between Employee and SeaWorld with respect to its subject matter and supersedes all previous or contemporaneous negotiations, commitments, agreements, statements, representations, or promises, oral or written, between the parties.  The language of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.  This Agreement may be executed in counterparts, each of which shall be an original as against any party who or which signed it, and all of which shall constitute one and the same document.  This Agreement may not be modified except in a writing signed by both parties.  This Agreement shall inure to the benefit of SeaWorld and its respective heirs, executors, administrators, successors and assigns.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the SeaWorld.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  SIGNATURES ON NEXT PAGE.]

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE AND A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The parties hereto knowingly and voluntarily execute this Agreement as of the date set forth below:

SWBG Orlando Corporate Operations Group, LLC

By:	/s/ David L. Hammer	Date:	February 18, 2016
(SeaWorld Representative)

/s/ Daniel B. Brown	Date:	February 18, 2016
DANIEL B. BROWN

Exhibit A

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits specified in Paragraphs 4 and 5 (including any subsections thereto) of the Confidential Separation Agreement and General Release and Waiver of Claims (“Agreement”) dated February 18, 2016, and to which this form is attached, I, Daniel B. Brown, hereby furnish SWBG Orlando Corporate Operations Group, LLC (“SeaWorld”) with the following general release and waiver of claims (“Release”):

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I  for and on behalf of myself and my heirs, administrators, executors, and assigns, of my own freewill, do hereby voluntarily waive, release and forever discharge SeaWorld, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns (collectively, the “Releasees”) from all actions, lawsuits, proceedings, causes of action, claims, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which I, my heirs, executors, administrators, successors and assigns  may have from all time in the past to the effective date of this Release and Waiver, including, but not limited to, all matters or claims relating to or arising out of my employment with SeaWorld or the termination of my employment with SeaWorld, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Florida Civil Rights Act, Florida’s private sector and public sector Whistle-Blower Act, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees.

I hereby acknowledge and agree that this Release is intended to be a general release of any and all claims to the fullest extent permissible by law.  I futher acknowledge and agree there might have been claims about which I do not know and I further expressly waives and assumes the risk of any and all claims for damages which may exist as of the effective date of this Release and Waiver but which I do not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of I or any other person, and which, if known, would materially affect my decision to enter into this Release and Waiver.  Even knowing that, I am signing this Release and Waiver.

Notwithstanding the breadth of the Release contained herein, I understand and acknowledge that excluded therefrom are any claims or rights which I cannot waive by law, including but not limited to: any vested rights and benefits under any pension or welfare benefit plans; any claims arising from the breach of the Agreement; any claims to continued participation in certain of SeaWorld’s group benefit plans pursuant to the terms and conditions of COBRA; or any claims for indemnification under any indemnification agreement, company bylaws, or any other applicable law.

In addition, I acknowledge and agree that nothing in this Release shall limit, restrict, or interfere with my right to challenge the validity of my waiver of claims under the Age Discrimination in Employment Act, as amended.  Furthermore, nothing in this Release of Claims is intended to or shall limit, restrict, or interfere with my right under federal, state and local laws to file an administrative charge or to participate in any governmental investigation.  Notwithstanding, Ie understand and agree to waive my right to any monetary recovery or other individual relief in connection with any administrative proceeding brought against any of the Releasees, regardless of who filed or initiated it

I also acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of SeaWorld.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the eighth day after I execute this Release and the revocation period has expired.

If any provision of this Release shall be held by any court of competent jurisdiction or arbitrator to be illegal, void, or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE OF CLAIMS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF FLORIDA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

Date:
DANIEL B. BROWN